Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________
Evolent Health, Inc.
(Exact name of registrant as specified in its charter)

Delaware	32-0454912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 N. Glebe Road, Suite 500
Arlington, VA 22203
(571) 389-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________________
Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan
(Full title of the plan)
_______________________
Frank Williams
Chief Executive Officer
Evolent Health, Inc.
800 N. Glebe Road, Suite 500
Arlington, VA 22203
(571) 389-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________________
Copies to:

William V. Fogg, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Jonathan Weinberg General Counsel Evolent Health, Inc. 800 N. Glebe Road, Suite 500 Arlington, VA 22203 (571) 389-6000

_______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒ Accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)
Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate	Amount of
Securities to be Registered	Registered (1)	Share (2)	Offering Price (2)	Registration Fee
Class A Common Stock, $0.01 par value per share	4,525,000 shares	$22.525	$101,925,625.00	$12,689.74

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock that may become issuable under the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan, as amended, pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Class A common stock.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices for the Class A common stock as reported on the New York Stock Exchange on June 11, 2018.

EXPLANATORY STATEMENT

This Registration Statement is filed by Evolent Health, Inc. (the “Company”) pursuant to General Instruction E to Form S-8. The contents of the Registration Statement on Form S-8 previously filed on June 8, 2015 (File No. 333-204785) are incorporated by reference herein and made a part hereof, except as supplemented, amended or superseded by the information set forth below. This Registration Statement on Form S-8 is filed by Evolent Health, Inc. to register an additional 4,525,000 shares of Class A common stock that may become issuable under the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan, as amended (the “Amended 2015 Plan”). The Amended 2015 Plan has been amended to (i) authorize an additional 4,525,000 shares of Class A common stock for issuance under the Amended 2015 Plan (ii) authorize an additional 4,525,000 shares of Class A common stock that may be delivered pursuant to incentive stock options granted under the Amended 2015 Plan, (iii) provide that the minimum vesting period of 12 months is applicable to all awards granted under the Amended 2015 Plan, except for awards relating to an unrestricted pool of five percent (5%) of the authorized shares of our Class A common stock under the Amended 2015 Plan, subject to any accelerated vesting otherwise permitted by the terms of the Amended 2015 Plan and (iv) provide that dividends and dividend equivalents in respect of any award (including any performance-based award) under the Amended 2015 Plan will only be paid or vested to the extent that the applicable vesting criteria have been satisfied.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporate Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our second amended and restated certificate of incorporation provides for indemnification by Evolent Health, Inc. of its directors, and our second amended and restated bylaws provide for the indemnification by Evolent Health, Inc. of its directors and officers, in each case to the fullest extent permitted by the DGCL, subject to certain limitations.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our second amended and restated certificate of incorporation provides for such limitation of liability.

We maintain standard policies of insurance under which coverage is provided (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (ii) to Evolent Health, Inc. with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

We have entered into customary indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification and expense reimbursement, to the fullest extent permitted under the DGCL. The indemnification agreements also require Evolent Health, Inc. to advance expenses to its directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

Item 8. Exhibits.

4.1	Second Amended and Restated Certificate of Incorporation of Evolent Health, Inc., filed as Exhibit 3.1 to the
Company’s Report on Form 8-K filed with the Commission on June 15, 2016, and incorporated herein by reference.
4.2	Second Amended and Restated By-laws of Evolent Health, Inc., filed as Exhibit 3.1 to the Company’s
Report on Form 8-K filed with the Commission on May 6, 2016, and incorporated herein by reference.
4.3	Form of Class A common stock certificate, filed as Exhibit 4.1 to Amendment No. 1 to the Company’s
Registration on Form S-1 (File No. 333-203852) filed with the Commission on May 18, 2015, and incorporated herein by reference.
4.4	Form of Registration Rights Agreement by and among Evolent Health, Inc. and certain stockholders of
Evolent Health, Inc., filed as Exhibit 4.1 to the Company’s Report on Form 8-K filed with the Commission on June 10, 2015, and incorporated herein by reference.
4.5	Indenture dated as of December 5, 2016, between Evolent Health, Inc. and U.S. Bank National Association,
as trustee, filed as Exhibit 4.1 to the Company’s Report on Form 8-K filed with the Commission on
December 5, 2016, and incorporated herein by reference.
4.6	Form of 2.00% Convertible Senior Notes due 2021, filed as Exhibit A to the Indenture (Item 4.3 above), filed as Exhibit 4.1 to the Company’s Report on Form 8-K filed with the Commission on December 5, 2016, and incorporated herein by reference.
5.1	Opinion of Cravath, Swaine & Moore LLP, with respect to the legality of the shares being registered.
23.1	Consent of PricewaterhouseCoopers LLP - Evolent Health, Inc.
23.2	Consent of PricewaterhouseCoopers LLP - Evolent Health LLC (Predecessor).
23.3	Consent of PricewaterhouseCoopers LLP - Evolent Health LLC (Successor).
24.1	Power of Attorney (included on signature page to this Registration Statement).
99.1	Evolent Health, Inc. 2015 Omnibus Equity Incentive Plan, filed as Exhibit 10.9 to Amendment No. 1 to the
Company’s Registration Statement on Form S-1 filed with the SEC on May 18, 2015, and incorporated herein by reference.
99.2	Amendment to the Evolent Health, Inc. 2015 Omnibus Equity Incentive Plan, filed as Appendix B to the
Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2018, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on the 18th day of June, 2018.

EVOLENT HEALTH, INC.

By:	/s/ Frank Williams
Name:	Frank Williams
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nicholas McGrane, Jonathan Weinberg, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Frank Williams	Chief Executive Officer and Director	June 18, 2018
Frank Williams	(Chief Executive Officer)

/s/ Nicholas McGrane	Chief Financial Officer	June 18, 2018
Nicholas McGrane	(Chief Financial Officer)

/s/ Lydia Stone	Chief Accounting Officer and Controller	June 18, 2018
Lydia Stone	(Chief Accounting Officer)

/s/ Seth Blackley	President and Director	June 18, 2018
Seth Blackley

/s/ Michael A. D’Amato	Director	June 18, 2018
Michael A. D’Amato

/s/ M. Bridget Duffy	Director	June 18, 2018
M. Bridget Duffy, MD

/s/ David Farner	Director	June 18, 2018
David Farner

/s/ Bruce Felt	Director	June 18, 2018
Bruce Felt

/s/ Matthew Hobart	Director	June 18, 2018
Matthew Hobart

/s/ Diane Holder	Director	June 18, 2018
Diane Holder

/s/ Norman Payson	Director	June 18, 2018
Norman Payson, MD

/s/ Kenneth Samet	Director	June 18, 2018
Kenneth Samet

/s/ Cheryl Scott	Director	June 18, 2018
Cheryl Scott